EXHIBIT 99.1

No.:

Outstanding Shares:

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

COLUMBIA TRUST BANCORP FOR THE

SPECIAL MEETING ON FEBRUARY 27, 2006

The undersigned hereby names Bruce A. LePage and David MacHugh, or either of them acting in the absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me in my place and stead to attend the Special Meeting of Shareholders of Columbia Trust Bancorp to be held on February 27, 2006 at 6:00 p.m., and any adjournments or postponements thereof, and to vote all of my shares that are entitled to vote at the meeting with all the powers that I would possess if personally present.

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. PROXIES MAY VOTE IN THEIR DISCRETION AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please mark your vote as in this example.    ☒        Check only one box for each proposal.

The Board of Directors unanimously recommends a vote FOR all of the proposals listed below.

1.	Approval of the Agreement and Plan of Merger dated as of November 29, 2005, by and among Columbia Trust Bancorp, Columbia Trust Bank, AmericanWest Bancorporation, and AmericanWest Bank.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

SIGNATURE	DATE

SIGNATURE	DATE

NOTE:	Please sign exactly as name appears above. Joint owners each should sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person. Please date the proxy.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return this proxy in the enclosed, postage paid envelope so that your shares may be represented at the special meeting.